[Exhibit 10.1]

SUPPLY AGREEMENT

This Supply Agreement ("Agreement") is made as of this 13th day of January 2010 ("Effective Date"), by and between MEMSIC, Inc. of One Technology Drive, Suite 325, Andover, Massachusetts  01810 ("MEMSIC"), and Advanced Micro Sensors, of 333 South Street, Shrewsbury, Massachusetts, 01545 ("AMS").

WHEREAS MEMSIC requires wafers of AMR magnetic sensors for the manufacture and integration of AMR sensors into MEMSIC products;

WHEREAS AMS is a manufacturer of magnetic sensors and MEMs devices and is willing to act as MEMSIC's foundry for manufacturing AMR magnetic sensors die in wafer form;

NOW THEREFORE in consideration of the foregoing premises and for good and valuable consideration, the parties hereby agree as follows:

1.           DEFINITION

"Affiliates" shall mean, with respect to any party, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party. For entities, "control" means direct or indirect ownership or control of more than fifty percent (50%) of the voting power or other ownership interest of a corporation or other entity, whether through ownership of voting securities, by contract, or otherwise.

"Product" shall mean the AMR magnetic sensor as specified in Exhibit A.

2.           SUPPLY RELATIONSHIP

(a) Subject to the terms and conditions of this Agreement, MEMSIC agrees to purchase from AMS, and AMS agrees to supply to MEMSIC, the Product in a quantity no less than the quantity listed in the following table:

Year	Annual Quantity (pcs)

2010	*

2011	*

2012	*

Beginning 2013 until termination of this Agreement, MEMSIC shall give AMS the "right of first refusal" on a minimum of 30% of MEMSIC's total annual Product wafer demand.

*  Omitted – confidential treatment has been sought from the SEC.

(b) MEMSIC Access to AMS. MEMSIC personnel (no more than 3 at a time) will be allowed access to the AMS clean room during first shift working hours for the sole purpose of reviewing standard AMS production and quality data as it relates to the MEMSIC Product. MEMSIC personnel will be required to notify Tim Blaser, VP Operations, prior to entering the clean room.

(c) Prices. Subject to the requirements of Section 2(a), AMS agrees to manufacture and sell to MEMSIC and MEMSIC agrees to purchase the Products ordered by MEMSIC from time to time at the prices set forth on Exhibit B

(d) Forecasting. No later than the 15th day of the start of each calendar quarter MEMSIC agrees to provide AMS with a rolling 12 month forecast of Product demand in no less than quarterly amounts. All such forecasts shall be non-binding, and MEMSIC shall be under no obligations to purchase Products except pursuant to Purchase Orders placed as described below.

(e) Purchase Order Procedure. AMS shall supply Products to MEMSIC in accordance with the purchase order procedure described below:

(i) On a monthly basis MEMSIC will issue to AMS written purchase orders for Products, specifying relevant details of the order such as quantity, destination, billing and shipping information, and delivery date(s) not earlier than 30 days after the date of the purchase order (a "Purchase Order").

(ii) AMS shall accept Purchase Orders by written notice to MEMSIC within 5 working days of receipt. In the event that AMS cannot comply with a delivery date requested by MEMSIC in any Purchase Order, AMS may request an alternative delivery date, which shall be no more than 45 days after the date requested by MEMSIC. Any terms and conditions contained in any written acceptance of a Purchase Order, invoice or other written document delivered by AMS to MEMSIC that are inconsistent with the terms and conditions of this Agreement shall be null and void and of no effect unless agreed to in writing executed by an authorized representative of MEMSIC.

(iii) At any time up to 10 days prior to the delivery date set forth in any Purchase Order, MEMSIC may issue an alteration to a Purchase Order in order to (i) change a location for delivery, (ii) correct typographical or clerical errors, or (iii) reschedule a delivery. Deliveries must be rescheduled within 45 days of original delivery date.

3.         SHIPPING, RISK OF LOSS, ACCEPTANCE

(a) Shipment. Unless instructed otherwise by MEMSIC, AMS shall: (i) ship all Products requested in a Purchase Orders complete, with no partial shipments; (ii) ship to the destination designated in the Purchase Order in accordance with specific shipping instructions; (iii) ensure that all subordinate documents bear the Purchase Order number; (iv) enclose a packing memorandum with each shipment and, when more than one (1) package is shipped, identify the package containing the memorandum; (v) mark the Purchase Order number on all packages and shipping papers; (vi) render invoices in duplicate or as otherwise specified, showing Purchase Order number; (vii) render separate invoices for each shipment or

Purchase Order; (viii) forward bills of lading and shipping notices with invoices; and (ix) invoice MEMSIC by mailing or otherwise transmitting invoices, bills, and notices to the billing address on the Purchase Order. Routing instructions may be altered without a written notice.

(b) Shipping Point, Risk of Loss. Products ordered by MEMSIC shall be shipped EXW, Point of Destination (Incoterms 2000), with the carrier and to the destination specified in the Purchase Order.

(c) Acceptance and Rejection. MEMSIC shall have the right, but not the obligation, to inspect any Products. MEMSIC shall have the right to reject any Products that do not conform to the requirements of this Agreement. MEMSIC shall be under no obligation to pay for any rejected Products, and MEMSIC shall be entitled to credit or reimbursement, as applicable, with respect to rejected Products.

4.         QUALITY CONTROL MANAGER; QUALITY ASSURANCE

a)
Appointment of Ouality Control Manager. Each party shall appoint a responsible Quality Control Manager who shall be responsible for all communications with respect to quality control with the other party, including those relating to Product qualification and inspection, testing and quality control procedures.

b)
Ouality Assurance. AMS shall implement and maintain such quality assurance standards as are reasonably feasible to produce and deliver to MEMSIC Products that are substantially defect-free, so as to meet the quality standards of MEMSIC, as well as to meet any other quality and reliability standards agreed to between the parties. At any time during the term of this Agreement, on at least seven (7) days' prior written notice from MEMSIC, AMS shall allow representatives of MEMSIC to inspect AMS' s manufacturing facilities in order to satisfy itself of quality control requirements. In addition, MEMSIC shall have the right to review AMS quality control procedures applicable to the Products on request.

c)
AMS Personnel. AMS shall provide, at the request of MEMSIC and at no additional cost to MEMSIC, technically competent personnel of AMS to assist in the identification and resolution of any performance problems with the Products delivered to MEMSIC by AMS

5.           PAYMENT

(a) Products. AMS may invoice MEMSIC on shipment of Products in accordance with the shipping terms set forth in Section 4 above. Prices shall be as set forth on Exhibit B ,and MEMSIC shall pay all undisputed invoiced amounts in accordance with such pricing terms within thirty (30) days of receipt of an invoice therefor.

(b) Invoice Requirements. An invoice shall contain (i) AMS's name and invoice date, (ii) the specific Purchase Order number, (iii) description, price, and quantity of the Products actually delivered or rendered, (iv) credits (if applicable), (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may reasonably be required by MEMSIC from time to time.

(c) Taxes and Other Charges. The prices set forth herein relating to purchase and sale of the Products includes, and AMS agrees to be responsible for all charges for packaging. MEMSIC is responsible for the delivery charges, and duties or governmental charges of any kind that may be levied in connection with the provision of the Products.

6.           WARRANTIES

(a) Product Warranty. AMS represents and warrants to MEMSIC that (i) all Products will substantially conform to the Specifications and be free from defects in material and workmanship for a period of 12 months from delivery thereof (the "Warranty Period") and (ii) all documentation supplied with the Products will be accurate. At MEMSIC's option and AMS's expense, AMS shall repair or replace any non-conforming Product, or refund to MEMSIC the price paid for such non-complying Product. Any corrected, repaired, modified or substitute Product shall be warranted as provided herein for the remainder of the applicable Warranty Period or for a period of ninety (90) days from the date ofMEMSIC's receipt thereof, whichever is greater.

(b) General Warranties of AMS. AMS represents and warrants that (i) AMS has the full power, right and authority to enter into this Agreement, carry out its obligations under this Agreement, and grant the rights granted to MEMSIC hereunder; and (ii) AMS has not previously granted and will not in the future grant any rights in or to the Products to a third party which are inconsistent with the rights granted to MEMSIC herein; and (iii) the Products and the use and distribution thereof will not infringe any patent, copyright, trademark or other third party intellectual property right, and there are no suits or proceedings pending or threatened which allege that the Products or use thereof infringes upon such patents, copyrights, trademarks or other third party intellectual property right. However, AMS shall not be liable in respect of any defect in the Products arising from any design or specification fault introduced by MEMSIC's internal processes.

(c) Exclusion of Any Other Warranties of AMS. The warranties contained in this Agreement are made in lieu of all other warranties, express or implied, by AMS, whether oral or written. Only an authorized officer of AMS may make modifications to these warranties or additional warranties binding on AMS, and such modifications or additional warranties must be in writing. Accordingly, additional statements such as those made in advertising or presentations, whether oral or written, do not constitute warranties by AMS and should not be relied upon as such. AMS hereby disclaims all implied warranties, including the warranties of merchantability and fitness for a particular purpose.

(d) Warranty of MEMSIC. MEMSIC represents and warrants that its has the full power, right and authority to enter into this Agreement and to carry out its obligations hereunder and grant the rights granted to AMS hereunder.

7.          INDEMNIFICATION AND INSURANCE

(a) AMS Product Liability Indemnification. AMS shall defend. indemnify and hold harmless MEMSIC, its Affiliates and their officers, directors and employees from and against all losses, damages, liabilities, settlement amounts, reasonable attorneys' fees, costs and expenses ("Liabilities") resulting from any and all claims by third parties for loss, damage or injury (including death) caused by any Product purchased under this Agreement, except to the extent caused by negligence, willful misconduct or Product defects attributable to MEMSIC or its suppliers or licensors, provided that AMS is notified by MEMSIC of all such claims within a reasonable period of time following MEMSIC's initial notification of such claims, and provided further that AMS is given full control over any negotiation, arbitration, or litigation concerning such claims, and that MEMSIC provides reasonable cooperation and assistance to AMS in the defense and settlement of such claims.

(b) MEMSIC Product Liability Indemnification. MEMSIC shall defend, indemnify and hold harmless AMS, its Affiliates and their officers, directors and employees from and against all Liabilities resulting from any and all claims by third parties for loss, damage or injury (including death) caused by any product of MEMSIC in which the Product was incorporated, except to the extent such liability was caused by negligence, willful misconduct or Product defects attributable to AMS or its suppliers or licensors, provided that MEMSIC is notified by AMS of all such claims within a reasonable period of time following AMS's initial notification of such claims, and provided further that MEMSIC is given full control over any negotiation, arbitration, or litigation concerning such claims, and that AMS provides reasonable cooperation and assistance to MEMSIC in the defense and settlement of such claims.

(c) Intellectual Property Indemnification. AMS shall defend, indemnify and hold harmless MEMSIC and its Affiliates, agents, distributors and customers, from and against all Liabilities resulting from any and all claims that the AMS Licensed IP in the Products infringe any patent, copyright, trademark, trade secret or other proprietary right or intellectual property of any third party, provided that AMS is notified by MEMSIC of all such claims within a reasonable period of time following AMS's initial notification of such claims, and provided further that AMS is given full control over any negotiation, arbitration, or litigation concerning such claims, and that MEMSIC provides reasonable cooperation and assistance to AMS in the defense and settlement of such claims.

(d) Procedure. The parties will follow the following procedure with respect to any indemnification provided pursuant to this Agreement:

(i) Any person claiming indemnification under this Agreement (the "Indemnified Party") will give AMS or MEMSIC, as the case may be (the "Indemnitor"), written notice of any claim promptly after receipt by such Indemnified Party of notice thereof. Any delay in giving notice hereunder which does not materially prejudice the Indemnitor will not affect the Indemnified Party's rights to indemnification hereunder. The Indemnitor will have the right to defend the Indemnified Party against any claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnitor notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the claim, of the Indemnitor's election to defend the claim and of the identity of the Indemnitor's counsel, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the claim and fulfill its indemnification obligations hereunder, (iii) the claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnitor conducts the defense of the claim actively and diligently.

(ii) So long as the Indemnitor is conducting the defense of the claim in accordance with clause (d) (i) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnitor (not to be withheld unreasonably) and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iii) In the event any of the conditions in clause (d)(i) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (ii) the Indemnitor will reimburse the Indemnified Party promptly and periodically for the costs of defending against the claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnitor will remain responsible for any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided in this Section 7.

(e) Insurance. AMS will procure and maintain at its expense comprehensive general liability insurance with a reputable insurer in the amounts of not less than $1 million per incident and $3 million annual aggregate. Such comprehensive general liability insurance will (a) provide product liability coverage, (b) provide broad form contractual liability coverage extending to AMS's indemnification under this Section 7, (c) contain no products or completed operations exclusions, (d) be in occurrence form, (e) name MEMSIC as an additional insured, and (f) be primary, and any applicable insurance maintained by MEMSIC will be excess and non-contributing. AMS will maintain such insurance during the Term and for a further period of at least five (5) years thereafter. AMS will provide MEMSIC with written evidence of such insurance upon request of MEMSIC, and will provide MEMSIC with written notice at least thirty (30) days prior to any cancellation, non-renewal, reduction or other material change in such insurance.

8.           INTELLECTUAL PROPERTY; LICENSE

a.
AMS Ownership. All right, title and interest in and to intellectual property now owned by AMS, including all patents, copyrights, trade secrets or other intellectual property rights therein, shall be solely owned and retained by AMS, and nothing in this Agreement shall be construed to assign or transfer any such right, title or interest to MEMSIC.

b.
License to MEMSIC. AMS hereby grants MEMSIC and its Affiliates a perpetual, royalty- bearing, non-exclusive, worldwide license, under all intellectual property rights of AMS, to use or sublicense others to use any inventions, mask works, copyrighted works, trade secrets, designs, layouts and other intellectual property of AMS relating to the Products and their design, development, quality control and manufacture (collectively "AMS Licensed IP"), solely to the extent necessary or appropriate to allow MEMSIC to make, have made, use, sell, import, export or distribute the Products and any products that are similar to the Products("Licensed Products"). In the case MEMSIC performs any activities that, absent this license, would constitute infringement or contributory infringement of any AMS Licensed IP, MEMSIC will pay AMS a 2% royalty based on the then current price of the total sensor-only wafer cost of the Licensed Products made in exercising such license rights. This royalty will be payable quarterly. No royalties are payable with respect to Products purchased by MEMSIC from AMS. The royalty is payable by MEMSIC on Products manufactured by MEMSIC or for MEMSIC by a party other than AMS, but only if the manufacture, use or sale of such Products cannot be done without infringement of intellectual property rights owned by AMS. This paragraph does not in any event grant any license rights to AMS in any MEMSIC-owned intellectual property, and any sensor designs and patented or unpatented inventions of MEMSIC remain solely owned by MEMSIC, with no license granted to AMS.

c. Obligation to Disclose and Assist. On request from MEMSIC from time to time, AMS shall disclose to MEMSIC (including without limitation providing copies of) all relevant designs, software, specifications and other technical information in the AMS Licensed IP, in order to allow MEMSIC, its Affiliates and sublicensees to make Products and otherwise to exercise its license rights set forth in Section 8(b). In addition, on request from MEMSIC from time to time AMS shall provide technical assistance to MEMSIC, its Affiliates and sublicensees sufficient to allow manufacture of the Products and use of the technology licensed in Section 8b to MEMSIC, its Affiliates and sublicensees ("Technical Services"). AMS shall provide such Technical Services at AMS' s then-current time and materials cost of providing nonrecurring engineering assistance.

d. MEMSIC Ownership. All right, title and interest in and to any intellectual property now owned by MEMSIC, including all patents, copyrights, trade secrets, device layout or other intellectual property rights therein, shall continue to be solely owned and retained by MEMSIC, and nothing in this Agreement shall be construed to assign, license or transfer any such right, title or interest to AMS. Without limitation of the foregoing, AMS shall not fabricate AMR compassing sensors for other customers using MEMSIC device layout without written agreement from MEMSIC

e.
Joint Ownership and Development. If the parties jointly develop patentable inventions, copyrightable works, and/or trade secrets in the course of their performance under this Agreement, the parties shall jointly own such inventions, copyrightable works, and/or trade secrets with no duty to account to one another for the use thereof or profits derived therefrom; and the parties shall make reasonable efforts to protect any such intellectual property and shall cooperate in the prosecution of infringers. For the purposes of this paragraph, jointly developed patentable inventions shall be inventions that would be jointly owned under United States laws on joint inventorship.

9.	CONFIDENTIALITY

The parties acknowledge that they entered and are bound by a Mutual Nondisclosure Agreement dated May 18, 2006 (the "NDA") (attached as Exhibit D) The NDA is hereby incorporated into this Agreement and shall apply to any information disclosed by one party to the other in connection with this Agreement. Notwithstanding the foregoing, (a) the individuals designated to receive Proprietary Information (as defined in the NDA) of the other party is hereby expanded to include all employees of a party who need to know such information in order to perform obligations and exercise rights set forth in this Agreement; and (b) Proprietary Information need not be stamped "proprietary" to constitute Proprietary Information (as defined in theNDA).

Nothing in this Section 9 or the NDA shall limit or restrict the license granted to MEMSIC by Section 8.

10.	TERM AND TERMINATION

a)
Term. This Agreement shall be effective immediately upon its execution and shall continue in full force until December 31,2018. This Agreement shall not be renewed except by written agreement of the parties.

b)
Termination for Breach. Notwithstanding any other provision of this Agreement, each party shall have the right, in addition to any other rights and remedies available to the party, to terminate this agreement immediately by written notice to the other party if the other party breaches any material provision of this Agreement and, in the case of a breach capable of cure, fails to cure such breach within thirty (30) days of the receipt by the breaching party of notice specifying the breach and requiring its remedy.

c)
Effect of Terntination. Upon any termination or expiration of the Agreement, each party shall return and make no further use of any proprietary and confidential information and materials (and all copies thereof) belonging to the other party. Unless this Agreement is terminated by AMS in accordance with Section I O(b), AMS shall fulfill any Purchase Orders outstanding as of the effective date of termination or expiration, unless MEMSIC directs AMS otherwise in writing. In addition, any terntination or expiration of this Agreement shall automatically terminate the Purchase and Lease Agreement between the parties dated January 6, 2009 and the Equipment Lease Agreement between the parties dated January 13., 2010, without any further action or notice by either party.

d)
Survival. In addition to such other provisions which by their nature reasonably are intended to survive any expiration or termination of this Agreement or any Purchase Order issued hereunder, the provisions of Sections 6, 7, 8, 9, 10, and II (c) and (d), shall survive any such expiration or termination.

11.	GENERAL

a)
Entire Agreement. This Agreement, together with the attached Exhibits, shall constitute the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written communications, agreements and understandings of the parties with respect to such subject matter. In making this Agreement, the parties have not made or relied upon any representations, understandings or other agreements not specifically set forth herein.

b)
Assignment. Neither party may assign or otherwise transfer this Agreement, or any rights or obligations hereunder, to any third party without the prior written consent of the other, which consent will not be unreasonably withheld. AMS shall not subcontract or delegate its obligations hereunder without the prior written consent of MEMSIC.

c)
Choice of Law Forum. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply. Any litigation arising from or relating to this Agreement shall be filed and prosecuted before a court of competent subject matter jurisdiction located in Massachusetts. The parties hereby consent to the jurisdiction of such courts over them, stipulate to the convenience, efficiency and fairness of proceeding in such courts, and covenant not to assert any objection to proceeding in such courts based on any alleged lack of jurisdiction or any alleged inconvenience, inefficiency or unfairness of such courts.

d)
Dispute Resolution. Any disputes arising from or relating to this Agreement that cannot be resolved amicably by the parties shall be resolved by binding arbitration in Boston, Massachusetts, before a single arbitrator selected by the American Arbitration Association ("AAA") or such other body as may be agreed to by the parties and subject to the Commercial Rules of Arbitration of the AAA. The arbitrator shall award damages that fully compensate the non-breaching party for any breach of this Agreement. The arbitrator's decision and award shall be enforceable in any court of competent jurisdiction.

e)
Independent Contractors. The relationship of AMS and MEMSIC at all times shall be solely that of independent contractors with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a relationship of partnership, joint venture or employment between the parties. MEMSIC shall have no control or direction over AMS and any of its employees, consultants and subcontractors performing development or manufacturing hereunder. Any such employees, consultants and subcontractors shall not have any contractual relationship whatsoever with MEMSIC arising out of or by virtue of this Agreement, and AMS shall be responsible for compliance with all applicable employment related laws and regulations with respect to such persons, including without limitation those governing hours of labor, working conditions, workers' compensation, payment of wages, and the payment of any applicable taxes, such as unemployment, social security, and other payroll taxes.

f)	Currency. All monetary amounts set forth in this Agreement are United States dollars.

g)	Compliance with Laws. Each party shall comply with the provisions of all applicable federal laws (including procurement of required permits or certificates) in its performance hereunder.

h)
Force Majeure. Neither party shall be liable for any delay or failure in performance arising out of acts or events beyond its reasonable ability to foresee and avoid, including fires, labor disputes, embargoes, requirements imposed by Government regulation, civil or military authorities, judicial decisions, acts of God or by the public enemy.

i)
Notices. Any notice required or permitted to be given to a party under this Agreement or any applicable statute shall be made in writing and shall be sufficiently given if personally delivered, sent by reputable private courier with established tracking capability (such as Federal Express, UPS, Airborne or DHL) and marked for next business day delivery, or sent by certified mail, return receipt requested, addressed to the signatory of this Agreement for the party required or entitled to receive such notice at the address for such party set forth in the introductory paragraph of this Agreement, or to such other person or at such other address as the party may specify by written notice to the other party in accordance with this sentence. Notices sent in accordance with the immediately preceding sentence shall be deemed to have been given or made on the earlier of (i) the date of actual receipt, as demonstrated by the tracking records of the applicable delivery service or courier or by the certified mail return receipt, (b) on the second business day after they are sent by courier, or (c) on the fifth business day after they are sent by certified mail, return receipt requested.

j)
Severability. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable, then such provision will instead be construed to give effect to its intent to the maximum extent possible, and the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. If, after application of the immediately preceding sentence, any provision of this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be severed, and after any such severance, all other provisions hereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives as of the date first set forth above.

MEMSIC, Inc.		Advanced Micro Sensors

By:	/s/	By:	/s/

Name: Yang Zhao		Name: Timothy C. Stucchi

Title: President & CEO		Title: President & CEO

EXHIBIT A

PRODUCT SPECIFICATIONS

*	*	*	*	*	*

*           Omitted – confidential treatment being sought from the SEC.

EXHIBIT B

UNIT PRICES AND INVOICING

*

*           Omitted – confidential treatment being sought from the SEC.

EXHIBIT D

NDA BETWEEN MEMSIC AND AMS

THIS MUTUAL NONDISCLOSURE AGREEMENT dated and entered into as of this the 18th day of May 2006, by and between Advanced Micro Sensors, Inc., (on behalf of itself and its subsidiaries) a Delaware corporation having its principal place of business at Shrewsbury, Massachusetts (hereinafter referred to as "Company") and MEMSIC, Inc. (on behalf of itself and its subsidiaries), a Delaware corporation, having its principal place of business at 800 Turnpike Street, Suite 202, North Andover, Massachusetts 01845, (hereinafter referred to as "MEMSIC").

“Proprietary Information” as used herein shall mean the information disclosed by one party hereto to the other to the extent it relates to either party's technology, business information, including, but not limited to product design, technology IP and know-how, manufacturing process and flow, application know-how, software development, programming methodology and IP, and market information; is stamped as "proprietary" (or bears a similar legend denoting the disclosing party’s proprietary interest therein) and is in written or tangible form (if oral or visual information, identified as proprietary at the time of oral or visual disclosure and reduced to written or tangible form within fifteen (15) days of oral or visual disclosure); provided, however, “Proprietary Information” shall not include any information that is: (i) already in the possession of the receiving party or its subsidiaries; (ii) independently developed by the receiving party or its subsidiaries; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party or its subsidiaries from a third party; (v) approved fur release by written agreement with the disclosing party; (vi) available by the inspection of products marketed or offered for sale by either party hereto or others in the ordinary course of 'business; (vii) disclosed pursuant to the requirement or request of a governmental agency or third party to the extent such disclosure is required by operation of law, regulation or court order.   Each party expressly acknowledges that, in the event that the other party delivers to it any sample product, such product may contain novel designs, be manufactured by novel processes, or otherwise comprise unpatented inventions, and that such product shall be, and hereby is, deemed to be Proprietary Information hereunder.  Such product shall remain the property of the delivering party, and shall be returned to the disclosing party upon request.  Each party agrees to maintain records of its analysis of such product, and to provide to the delivering party, within a reasonable time after delivery of such product, feedback on the product, its design and function.

Company and MEMSIC agree that this Agreement establishes a confidential relationship only with respect to Proprietary Information.  Information other than Proprietary Information shall be received by the receiving party on a non-confidential and non-restricted basis.  The receiving party agrees, for a period of three (3) years from the date of this Agreement, not to disclose the other party's Proprietary Information outside of the receiving party and its affiliated companies or use such Proprietary Information for any purpose other than for the benefit of the disclosing party.  The standard of care to be utilized by the receiving party in the performance of the obligations set forth in this Agreement shall be the standard of care utilized by the receiving party in treating its own Proprietary Information, but no less than a reasonable standard of care.

Proprietary Information disclosed hereunder shall remain the property of the disclosing party.  No license under any patent, copyright, trademark or trade secret is granted or implied by the disclosing party.

The following individuals are designated as the only point of contact for the receipt of Proprietary Information under this Agreement:

Company:  Al Sidman, Gunther Baubock
MEMSIC:  Xiaofeng Lei, Yaping Hua, Haidong Liu, and Yang Zhao

Promptly after a receipt of a written request from the disclosing party, the receiving party shall return all documents comprising Proprietary Information to the disclosing party, and all copies of any such documents, subject to the receiving party’s right to retain one copy of each such document in the files of its law department for record purposes only.

Executed as a sealed instrument to be governed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Advanced Micro Sensors, Inc.		MEMSIC, INC.

By:	/s/	By:	/s/

Title:	CEO	Title:	President and CEO

Date:	5/20/06	Date:	5/20/06

[Exhibit 10.1 Continued]

Consent to Assignment

This Consent to Assignment (“Consent”) is made on the effective date set forth below by and between MEMSIC, Inc. (“MEMSIC”) and Advanced MicroSensors, Inc. (“AMS”) with respect to the following agreements between MEMSIC and AMS (the “Agreements”):

A. Supply Agreement – Effective as of January 13, 2010
B. Equipment Lease Agreement – Effective as of January 13, 2010
C. Purchase and Lease Agreement – Effective as of January 6, 2009

MEMSIC hereby consents to the assignment of the Agreements to AMS Acquisition, Inc., a New York corporation (“Assignee”) effective as of the closing (the “Closing”) of an asset sale transaction between AMS and Assignee pursuant to which Assignee acquires all or substantially all of the assets of AMS, on the conditions that:

1.  as part of the Closing, AMS will obtain from Assignee a written agreement in the form attached hereto at Exhibit A (the “Assumption Agreement”); and

2. AMS will deliver a copy of the executed Assumption Agreement to MEMSIC within five (5) business days of the Closing.

By signing this Consent, AMS agrees to be bound by these conditions.  If AMS does not fulfill these conditions, this Consent shall be void and of no effect.

MEMSIC represents and warrants that it is not in breach of its obligations under the Agreements, and to its knowledge, AMS is not in breach of its obligations thereunder.

AMS represents and warrants that it is not in breach of its obligations under the Agreements, and to its knowledge, MEMSIC is not in breach of its obligations hereunder.

Dated: May 23_, 2011

Advanced MicroSensors, Inc.

By:	/s/

Timothy C. Stucchi
President/CEO

MEMSIC, Inc.

By:	/s/

Name: Patricia Niu
Title: CFO

EXHIBIT A
ASSUMPTION AGREEMENT

This Assumption Agreement (“Assumption Agreement”) is made on the effective date set forth below by AMS Acquisition, Inc., a New York corporation (“Assignee”) in favor of MEMSIC (“MEMSIC”).

WHEREAS effective as of the closing (the “Closing”) of an asset sale transaction between Assignee and Advanced MicroSensors, Inc. (“AMS”), Assignee will acquire all or substantially all of the assets of AMS;

WHEREAS on condition that Assignee executes this Assumption Agreement and delivers it to MEMSIC, MEMSIC has given its consent to the assignment by AMS to Assignee of the following agreements between MEMSIC and AMS (the “Agreements”):

A. Supply Agreement – Effective as of January 13, 2010
B. Equipment Lease Agreement – Effective as of January 13, 2010
C. Purchase and Lease Agreement – Effective as of January 6, 2009

Accordingly, Assignee hereby represents, warrants and covenants to MEMSIC as follows:

1.           On and from the Closing, Assignee shall assume the Agreements and shall perform all of AMS’s obligations under the Agreements.

2.           As of the Closing, Section 2(a) of the Supply Agreement shall be amended by replacing the entire section with the following:

“(a) Subject to the terms and conditions of this Agreement, MEMSIC agrees to purchase from AMS, and AMS agrees to supply to MEMSIC, the Product in a quantity no less than the quantity listed in the following table:

Year	Annual Quantity (Pcs)
2011	*
2012	*
2013-termination	*___% of MEMSIC’s total annual Product wafer demand

MEMSIC will renegotiate in good faith with AMS with respect to the Product price on an annual basis in order to be competitive with market prices for comparable products and assure reasonable margins for AMS.  If MEMSIC and AMS fail to agree a Product price that is reasonably satisfactory to MEMSIC as a result of such negotiations, and MEMSIC can reasonably demonstrate that the price otherwise payable by MEMSIC under this Agreement is not competitive with market prices, MEMSIC shall be released from its minimum purchase commitments under this Agreement.  In addition, AMS shall give MEMSIC priority over other customers to ensure that MEMSIC’s requirements for Products are always met.”

*  Omitted – confidential treatment has been sought from the SEC.

3.           Assignee hereby agrees not to assign or transfer, whether by operation of law, merger, asset sale, change of control or otherwise, any of the Agreements to any competitor of MEMSIC.

Dated: May 23, 2011
AMS Acquisition, Inc.

By:	/s/

Name: Timothy Stucchi
Title: President

Acknowledged and agreed by
MEMSIC, Inc.

By:	/s/

Name: Patricia Niu
Title: CFO